Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:  Robin Gervasoni
Phone: 610-430-7258
Fax: 610-719-0799
Email:      robin_gervasoni@vwr.com

VWR INTERNATIONAL TO EXPLORE STRATEGIC OPTIONS

WEST CHESTER, PA, March 12, 2007 — VWR International, Inc., a leading supplier to the global research laboratory industry, today announced that Goldman Sachs & Co. and Banc of America Securities LLC have been retained to explore strategic options for VWR.

John Ballbach, President and CEO of VWR, said, “As this process moves forward, we remain committed to maintaining our strong relationships with our customers and suppliers and to the continued growth of our business.”

The Company does not expect to disclose further developments regarding the process until the review of strategic options has been completed.

About VWR International, Inc.

VWR International is a leader in the global research laboratory industry with worldwide sales in excess of $3 billion US dollars. VWR’s business is highly diversified across products and services, geographic regions and customer segments. The company offers products from a wide range of manufacturers, to a large number of customers primarily in North America, Europe and other locations. VWR’s principal customers are major pharmaceutical, biotechnology, chemical, technology, clinical, food processing and consumer product companies, universities and research institutes, governmental agencies, environmental testing organizations, and primary and secondary schools. VWR distributes a diversified product mix, including chemicals, glassware and plasticware, equipment and instruments, furniture, protective apparel, production and safety products, and other life science and laboratory products and supplies. VWR supports its customers by providing storeroom management, product procurement, supply chain systems integration, technical services and laboratory bench top delivery. VWR maintains operations in over 20 countries and employs over 6,000 people worldwide. VWR International is headquartered in West Chester, Pennsylvania. VWR-G

For more information on VWR International, phone 1-800-932-5000, visit www.vwr.com, or write, VWR International, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380-0906.

VWR International and design are registered trademarks of VWR International, Inc.

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